Exhibit 10.1
EXECUTION VERSION
First Amendment to the
Amended and Restated Agreement
of Limited Partnership
of Rouse Properties, LP
 Establishing Series A Preferred Units of the Partnership
This Amendment is made as of November 12, 2015 by Rouse GP, LLC, a Delaware limited liability company, as general partner (the "General Partner") of Rouse Properties, LP, a Delaware limited partnership (the "Partnership"), and as attorney-in-fact for the Persons named on Exhibit A to the Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of January 8, 2015 (the "Partnership Agreement"), for the purpose of amending the Partnership Agreement.  Capitalized terms used herein and not defined shall have the meanings given to them in the Partnership Agreement.
WHEREAS, pursuant to that certain Contribution and Escrow Agreement (the "Contribution Agreement"), dated as of September 28, 2015, by and between Plaza Camino Real, a California limited partnership, as Transferor (the "Contributor"), and the Partnership, as Transferee, and First American Title Insurance Company, as Escrow Agent, the Contributor agreed to contribute certain assets to the Partnership in exchange for, among other things, preferred Partnership Units of the Partnership.
WHEREAS, the Contributor, Rouse Properties, Inc. (the "Company") and the Partnership have also entered into a Tax Protection Agreement (the "Tax Protection Agreement"), dated November 12, 2015, and the Contributor and the Company have entered into a Registration Rights Agreement, dated November 12, 2015, in connection with the transaction contemplated by the Contribution Agreement.
WHEREAS, Section 4.2.A of the Partnership Agreement grants the General Partner authority to cause the Partnership to issue Partnership Units (including without limitation, Common Units and preferred Partnership Units) or other Partnership Interests in the Partnership to any existing Partner or to any other Persons in one or more classes or one or more series of any such classes, with such designations, preferences, redemption and conversion rights and relative, participating, optional or other special rights, powers and duties as may be determined by the General Partner in its sole and absolute discretion, subject to applicable Delaware law.
WHEREAS, the General Partner has determined that, in connection with the issuance of the preferred Partnership Units contemplated by the Contribution Agreement, it is necessary and desirable to amend the Partnership Agreement to create and set forth the terms of the preferred Partnership Units having the designations, rights and preferences set forth herein.
WHEREAS, solely to the extent necessary to effect the establishment of the Series A Preferred Units (as defined herein) with the terms and conditions described herein, and to set forth certain tax matters, the following shall be deemed to amend the Partnership Agreement.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the General Partner hereby amends the Partnership Agreement as follows:
1.            Article 1 of the Partnership Agreement is hereby amended by adding the following definitions:
"30 day VWAP" has the meaning set forth in Section 2.F.(v).
"As Exchanged REIT Shares" has the meaning set forth in Section 2.F.(vi).
 "Capital Proceeds" means the cash received by the Partnership or any Subsidiary from a sale, exchange, transfer, assignment, redemption, repayment of principal or other disposition of assets.
"Contribution Agreement" has the meaning set forth in the recitals to this Amendment.
"Contributor" has the meaning set forth in the recitals to this Amendment.
"Default Distribution Rate" has the meaning set forth in Section 2.C.(iii).
"Distribution Default" has the meaning set forth in Section 2.C.(iii).
"Distribution Period" has the meaning set forth in Section 2.C.(ii).
"Equity Base" means, (i) if the Company (or its successor by merger or otherwise) has a class of common equity securities listed on a National Securities Exchange, the sum of the value of all outstanding Common Units plus the liquidation preference of all outstanding preferred Partnership Units, and (ii) if the Company (or its successor by merger or otherwise) does not have a class of common equity securities listed on a national securities exchange, the Net Worth of the Partnership.  For purposes of clause (i) in the preceding sentence, the value of all outstanding Common Units shall be equal to the product of (i) the number of outstanding Common Units multiplied by (ii) the Conversion Factor, multiplied by (iii) the 30 day VWAP of the REIT Shares as of the date of the most recent quarterly financial statement.
"FIRPTA" means the Foreign Investment in Real Property Tax Act of 1980.
"GAAP" means generally accepted accounting principles in the United States of America in effect from time to time.
"Majority-in-Interest" means more than 50% of the outstanding Series A Preferred Units at the relevant time.
"Minimum NW Amount" means, as of the applicable date of determination,  a Net Worth of $420,000,000.00; provided, however, that the Minimum NW Amount shall be reduced in connection with any partial redemption of the Series A Preferred Units by an amount equal to the product of (i) 2.8125 and (ii) the $25.00 liquidation preference of the Series A Preferred Units so redeemed (e.g., if $50 million of Series A Preferred Units are redeemed, the Minimum NW Amount would be reduced by $140,625,000.00).
"National Securities Exchange" means an exchange registered as a national securities exchange under Section 6 of the U.S. Securities Exchange Act of 1934, as amended.
"Net Worth" means (i) the consolidated total assets of the Partnership and its Subsidiaries, plus (ii) the consolidated accumulated depreciation of the Partnership and its Subsidiaries, less (iii) the consolidated total liabilities of the Partnership and its Subsidiaries, in each case as those terms are defined for GAAP purposes.  Net Worth shall be determined based on a balance sheet (with a balance sheet date that is the date immediately following the date on which the Private Company Event occurred) audited or reviewed pursuant to PCAOB AU 722 by the Company's (or its successor's) independent accounting firm in accordance with GAAP.
 "Partnership Agreement" has the meaning set forth in the preamble to this Amendment.
"Permitted Senior Preferred Units" means preferred Partnership Units issued that by their terms expressly provide that such preferred Partnership Units rank senior to the Series A Preferred Units; provided, however, that the Partnership may not issue preferred Partnership Units that rank senior to the Series A Preferred Units without the consent of the holders of a majority of the outstanding Series A Preferred Units.
"Private Company Event" has the meaning set forth in Section 2.H.(i).
"Protected Property" means those certain assets contributed to the Partnership pursuant to the Contribution Agreement.
"Redemption Amount" has the meaning set forth in Section 2.F.(i).
"Redemption Notice" means a Series A Preferred Unit Holders Redemption Notice attached hereto as Exhibit A or Exhibit B.
"Regular Distribution Rate" has the meaning set forth in Section 2.C.(i).
"Safe Harbor Rate" has the meaning set forth in Section 2.C.(ix).
"Second Anniversary" has the meaning set forth in Section 2.C.(ix).
"Series A Liquidation Value" has the meaning set forth in Section 2.E.(i).
"Series A Preferred Units" means the series of Partnership Units established pursuant to this Amendment, representing units of Limited Partner Interest designated as the Series A Preferred Units, with, among other things, the preferences, rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption and conversion as described herein.
"Series A Preferred Unit Distribution Payment Date" has the meaning set forth in Section 2.C.(ii).
"Tax Protection Agreement" has the meaning set forth in the recitals to this Amendment.
2.            In accordance with Section 4.2.A of the Partnership Agreement, set forth below are the terms and conditions of the Series A Preferred Units hereby established:
A.            Designation and Number.  A series of Partnership Units, designated as Series A Preferred Units, is hereby established.  The maximum number of Series A Preferred Units shall be 5,600,000.  No Series A Preferred Units shall be issued to any person other than Contributor without the prior consent of Contributor.
B.            Rank.  The Series A Preferred Units, with respect to rights to the payment of regular and special periodic or other distributions and distribution of assets upon liquidation, dissolution or winding up of the Partnership, shall rank (i) junior to all existing and future indebtedness of the Partnership, (ii) senior to all existing and future Common Units and to preferred Partnership Units that by their terms expressly provide that such preferred Partnership Units rank junior to the Series A Preferred Units, (iii) on parity with preferred Partnership Units that by their terms expressly provide that such preferred Partnership Units rank on a parity with the Series A Preferred Units and (iv) junior to Permitted Senior Preferred Units; provided, however, that the Partnership may issue additional preferred Partnership Units that are on parity with the Series A Preferred Units only if, at the time of issuance the liquidation preference of such preferred Partnership Units, together with the liquidation preference of all outstanding preferred Partnership Units that are on a parity with or senior to the Series A Preferred Units and the liquidation preference of all outstanding Series A Preferred Units do not exceed 15% of the Equity Base.
C.            Distributions.
(i)            Pursuant to Section 5.1 of the Partnership Agreement but subject to the rights of holders of any Permitted Senior Preferred Units ranking senior to the Series A Preferred Units as to the payment of distributions, the holders of the then outstanding Series A Preferred Units shall be entitled to receive, when, as and if authorized by the General Partner, in its sole discretion out of Available Cash generated by the Partnership, cumulative quarterly preferential cash distributions in an amount per unit equal to 5% per annum of the $25.00 liquidation preference per Series A Preferred Unit (the "Regular Distribution Rate").

(ii)            Distributions on the Series A Preferred Units shall accrue and be fully cumulative from the date of original issuance and, subject to the authorization of the General Partner, shall be payable quarterly in equal amounts in arrears on the fifteenth day of each April, July, October and January or, if not a business day, the next succeeding business day (each, a "Series A Preferred Unit Distribution Payment

Date").  Any distribution (including the initial distribution) payable on the Series A Preferred Units for any partial distribution period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months.  "Distribution Period" shall mean the period from and including the date of original issuance and ending on but excluding the next Series A Preferred Unit Distribution Payment Date, and each subsequent period from and including such Series A Preferred Unit Distribution Payment Date and ending on but excluding the next following Series A Preferred Unit Distribution Payment Date.

(iii)            If distributions on the Series A Preferred Units in the full amount described pursuant to this Section 2.C. are not made for two consecutive quarterly Distribution Periods (a "Distribution Default"), because the General Partner has not authorized such distributions, Available Cash is not sufficient or for any other reason, then the distribution rate shall be increased from the Regular Distribution Rate to a distribution rate of 8.5% per annum of the $25.00 liquidation preference per Series A Preferred Unit (the "Default Distribution Rate").  Any such increase in the distribution rate shall take effect from the first day of the Distribution Period immediately succeeding the occurrence of the Distribution Default and the Series A Preferred Units shall continue to accumulate distributions at the Default Distribution Rate until such time as the Partnership has paid in full all accumulated and unpaid distributions.  From and after the payment by the Partnership of all accumulated and unpaid distributions on the Series A Preferred Units, distributions will accumulate and be payable at the Regular Distribution Rate, commencing on the first day subsequent to the date on which all such accumulated and unpaid distributions are paid in full.

(iv)            No distribution on the Series A Preferred Units shall be authorized by the General Partner or declared or paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the Partnership, including any agreement relating to the indebtedness of the Partnership or its Subsidiaries, prohibits such authorization, declaration, payment or setting apart for payment or provides that such authorization, declaration, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such authorization, declaration, payment or setting apart for payment shall be restricted or prohibited by law.  No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Series A Preferred Units which may be in arrears.

(v)            Notwithstanding the foregoing, distributions with respect to the Series A Preferred Units shall accumulate (including at the Default Distribution Rate as set forth in clause (iii) above) whether or not any of the foregoing restrictions exist, whether or not there is sufficient Available Cash for the payment thereof and whether or not such distributions are authorized. Accumulated but unpaid distributions on Series A Preferred Units shall not bear interest and holders of the Series A Preferred Units shall not be entitled to any distributions in excess of full cumulative distributions.  Any distribution payment made on the Series A Preferred Units shall first be credited against the earliest accumulated but unpaid distribution due with respect to such units which remains payable.

(vi)            Except as provided in Section 2.C.(ix) herein, unless full cumulative distributions have been or contemporaneously are paid on the Series A Preferred Units for all past distribution periods, no distributions shall be authorized, declared or paid or set apart for payment nor shall any other distribution be authorized, declared or made upon any other Partnership Interests ranking, as to the payment of distributions or the distribution of assets upon any liquidation, dissolution or winding up of the Partnership, junior to or on a parity with the Series A Preferred Units for any period, nor shall any other Partnership Interests ranking junior to or on a parity with the Series A Preferred Units as to the payment of distributions or the distribution of assets upon any liquidation, dissolution or winding up of the Partnership, be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such Partnership Interests) by the Partnership (except by conversion into or exchange for Partnership Interests ranking junior to the Series A Preferred Units as to the payment of distributions and the distribution of assets upon any liquidation, dissolution or winding up of the affairs of the Partnership).

(vii)            When distributions are not paid in full upon the Series A Preferred Units and any other Partnership Interests ranking on a parity as to the payment of distributions with the Series A Preferred Units, all distributions authorized and declared upon the Series A Preferred Units and any other Partnership Interests ranking on a parity as to the payment of distributions with the Series A Preferred Units shall be declared pro rata so that the amount of distributions authorized and declared per Series A Preferred Unit and such other Partnership Interests shall in all cases bear to each other the same ratio that accumulated distributions per each Series A Preferred Unit and such other Partnership Interests (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such other Partnership Interests do not have a cumulative distribution) bear to each other.

(viii)            Holders of Series A Preferred Units shall not be entitled to any distribution, whether payable in cash, property or Partnership Interests, in excess of full cumulative distributions on the Series A Preferred Units as described above.  Accrued but unpaid distributions on the Series A Preferred Units will accumulate as of the Series A Preferred Units Distribution Payment Date on which they first become payable.

(ix)            No distribution on the Series A Preferred Units shall be declared or paid or set apart for payment by the Partnership on or prior to the second anniversary of the date on which such Series A Preferred Units were issued (the "Second Anniversary") if the payment of such distribution with respect to the Series A Preferred Units would, if made, result in any holder of such Series A Preferred Unit receiving distributions in excess of an annual return on such holder's "unreturned capital" (as defined for purposes of Treasury Regulations Section 1.707-4(a)) for a Partnership Year (treating the Partnership Year in which such Second Anniversary occurs as ending on such Second Anniversary solely for purposes of this Section 2.C.(ix)) equal to the Safe Harbor Rate (as defined below).  The payment of such distribution to such holder in excess of such amount will instead be deferred, will continue to cumulate (without interest) and will be payable on the earliest to occur of (a) the disposition of the Series A

Preferred Units to which such deferred distribution relates in a transaction in which the disposing holder recognizes taxable gain thereon, (b) the first Series A Preferred Unit Distribution Payment Date with respect to the Series A Preferred Units following the Second Anniversary or (c) to the extent such deferred distribution does not exceed such holder's share of "net cash flow of the partnership from operations" (as defined for purposes of Treasury Regulations Section 1.707-4(b)) for the calendar year in which such distribution would have been made but for this Section 2.C.(ix), the second Series A Preferred Unit Distribution Payment Date of the next succeeding calendar year. For purposes of the foregoing, the "Safe Harbor Rate" shall equal 150% of the highest applicable federal rate, based on quarterly compounding, in effect for purposes of Section 1274(d) of the Code at any time between the date on which such Series A Preferred Units were issued and the date on which the relevant distribution or redemption price payment is to be made. Such Safe Harbor Rate shall be provided to the Partnership by holders of the Series A Preferred Units at least fourteen (14) days prior to the relevant Series A Preferred Unit Distribution Payment Date, and the Partnership shall be permitted to rely on the rate most recently provided by such holders for the purposes of paying the applicable distribution or redemption price hereunder. Payments of distributions with respect to the Series A Preferred Units are intended to qualify as preferred returns that are not treated as part of a disguised sale within the meaning of Treasury Regulations Sections 1.707-3 and 1.707-4.

D.            Certain Capital Account and Related Tax Matters.
(i)            Notwithstanding any other provision of the Partnership Agreement to the contrary, in the event that the Partnership issues additional Partnership Units (including the Series A Preferred Units), the General Partner shall make such revisions to Section 6.1 of the Partnership Agreement as it determines are necessary to reflect the terms of the issuance of such additional Partnership Units, including preferential allocations to certain classes of Units, subject to the terms of such classes of Units and subject to the terms and conditions hereof.

(ii)            Section 6.1A and Section 6.1B of the Partnership Agreement shall be superseded in their entirety by the following:
For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership's items of income, gain, loss and deduction (computed in accordance with Exhibit B hereof) shall be allocated among the Partners in each Partnership Year (or portion thereof) as provided herein below. Except as otherwise provided in this Section 6.1, Net Income and Net Loss shall be allocated to each of the Partners holding the same class of Partnership Units in accordance with their respective Percentage Interests in such class of Partnership Units.
A.            After giving effect to the special allocations set forth in Section 1 of Exhibit C attached to the Partnership Agreement, Net Income for any Partnership Year shall be allocated in the following manner and order of priority:

(a)            First, 100% to the General Partner in an amount equal to the remainder, if any, of the cumulative Net Losses allocated to the General Partner pursuant to Section 6.1B(d) for all prior Partnership Years minus the cumulative Net Income allocated to the General Partner pursuant to this Section 6.1A(a) for all prior Partnership Years;

(b)            Second, 100% to each Partner holding Partnership Units in an amount equal to the remainder, if any, of the cumulative Net Losses allocated to each such Partner pursuant to Section 6.1B(c) for all prior Partnership Years minus the cumulative Net Income allocated to such Partner pursuant to this Section 6.1A(b) for all prior Partnership Years;

(c)            Third, 100% to the Partners holding Preferred Units in an amount equal to the remainder, if any of the cumulative Net Losses allocated to each such Partner pursuant to Section 6.1B(b) for all prior Partnership Years minus the cumulative Net Income allocated to such Partner pursuant to this Section 6.1A(c) for all prior Partnership Years;

(d)            Fourth, 100% to the Partners holding Common Units in an amount equal to the remainder, if any, of the cumulative Net Losses allocated to each such Partner pursuant to Section 6.1B(a) for all prior Partnership Years, minus the cumulative Net Income allocated to each such Partner pursuant to this Section 6.1A(d) for all prior Partnership Years;

(e)            Fifth, 100% to the Partners holding Preferred Units, with respect to each series of Preferred Units, in an amount equal to the excess of (i) the cumulative priority return (as defined in the applicable terms and conditions of any such class of Preferred Units) to the last day of the current Partnership Year or the date of redemption of such Preferred Units, to the extent such Preferred Units are redeemed during such Partnership Year, over (ii) the cumulative Net Income allocated to the Partners holding such Preferred Units pursuant to this Section 6.1A(e) for all Partnership Years; and

(f)            Sixth, 100% to the Partners holding Common Units.
For purposes of allocating the tranches of Net Income and items of income and gain pursuant to this Section 6.1A, there shall, to the extent permitted by the Code, be no allocation of FIRPTA gain items to the Partners holding Series A Preferred Units, except to the extent attributable to the Protected Property.
B.            Net Losses for any Partnership Year shall be allocated in the following manner and order of priority:
(a)            First, 100% to the Partners holding Common Units until the Adjusted Capital Account of each such Partner is zero (not taking into account any amounts a Partner is obligated to contribute to the capital of the Partnership or is deemed obligated to contribute pursuant to Treas. Reg. 1.704-1(b)(2)(ii)(c)(2));

(b)            Second, 100% to the Partners holding Preferred Units, pro rata to each such Partner's Adjusted Capital Account (ignoring for this purpose any amounts a Partner is obligated to contribute to the capital of the Partnership or is deemed obligated to contribute pursuant to Treas. Reg. 1.704-1(b)(2)(ii)(c)(2)) until the Adjusted Capital Account of each such Partner is zero;

(c)            Third, 100% to the Partners holding Partnership Units to the extent of, and in proportion to, the positive balance, if any, in their Adjusted Capital Accounts; and

(d)            Fourth, 100% to the General Partner.
(iii)            Notwithstanding any other provision of the Partnership Agreement to the contrary, the General Partner shall elect to (a) use the "traditional" method of allocation under Section 704(c) and Regulations Section 1.704-3(b) in respect of the Protected Property contributed to the Partnership pursuant to the Contribution Agreement and (b) allocate excess nonrecourse liabilities (as defined in Treasury Regulation Section 1.752-3(a)(3)) up to the amount of built-in gain with respect to the Property under Code Section 704(c) to the extent such built-in gain exceeds the gain described in Treasury Regulation Section 1.752-3(a)(2) with respect to such property.

E.            Liquidation Preference.

(i)            In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Partnership, the holders of the Series A Preferred Units shall be entitled to receive out of the assets of the Partnership available for distribution to the Partners pursuant to Section 13.2 of the Partnership Agreement a liquidation preference of $25.00 per Series A Preferred Unit, plus an amount equal to any accumulated and unpaid distributions (whether or not authorized) to the date of payment (the "Series A Liquidation Value"), before any distribution of assets is made to holders of any other Partnership Interests that rank junior to the Series A Preferred Units as to the distribution of assets upon the liquidation, dissolution or winding up of the Partnership, but subject to the preferential rights of the holders of Permitted Senior Preferred Units ranking senior to the Series A Preferred Units as to the distribution of assets upon the liquidation, dissolution or winding up of the Partnership.

(ii)            If upon any such voluntary or involuntary liquidation, dissolution or winding up of the Partnership, the assets of the Partnership legally available for distribution to its Partners are insufficient to make such full payment to the holders of the Series A Preferred Units, and the corresponding amounts payable on all other Partnership Interests ranking on a parity with the Series A Preferred Units as to the distribution of assets upon the liquidation, dissolution or winding up of the Partnership, then the holders of the Series A Preferred Units, and all other holders of such Partnership Interests on a parity with the Series A Preferred Units shall share ratably in any such distribution of assets in proportion to the full liquidating distributions (including, if applicable, accumulated and unpaid distributions) to which they would otherwise be respectively entitled.

(iii)            After payment of the full amount of the Series A Liquidation Value, the holders of the Series A Preferred Units, shall have no right or claim to any of the remaining assets of the Partnership.

(iv)            None of a consolidation or merger of the Partnership with or into another entity, a merger of another entity with or into the Partnership, a statutory unit exchange by the Partnership or a sale, lease or conveyance of all or substantially all of the Partnership's property or business shall be considered a liquidation, dissolution or winding up of the affairs of the Partnership.
F.            Redemptions.
(i)            Optional Redemption by the Partnership.  Notwithstanding any other provision of the Partnership Agreement to the contrary and subject to the obligations under the Tax Protection Agreement, at any time from and after the third anniversary of the date of the original issuance of the Series A Preferred Units (i.e., from and after November 12, 2018), the Partnership shall have the right to redeem the Series A Preferred Units in whole or in part at the option of the Partnership for consideration equal to the $25.00 liquidation preference for such Series A Preferred Units plus an amount equal to any accumulated and unpaid distributions to the date of the redemption (the "Redemption Amount"), in the form elected by the Partnership of either cash or Common Units (valued as provided in Section 2.F.(v) below), or a combination thereof.  Any such redemption will be made pro rata among the holders of Series A Preferred Units.

(ii)            Redemption by Election of the Majority-in-Interest on or after the 10th Anniversary.    A holder of the Majority-in-Interest of the Series A Preferred Units shall have the right, at any time on or after the date that is the tenth anniversary of the date of the original issuance of the Series A Preferred Units (i.e., November 12, 2025), to require the Partnership to redeem all of the Series A Preferred Units that remain outstanding for consideration equal to the Redemption Amount.  Upon any such election to be redeemed made by the holder of a Majority-in-Interest of the Series A Preferred Units, the Partnership shall redeem the Series A Preferred Units in the form elected by the Partnership of either cash or Common Units (valued as provided below), or a combination thereof.

(iii)            Optional Redemption by a Holder.  If, at any time after January 1, 2022, the aggregate liquidation preference of the Series A Preferred Units exceeds 15% of the Equity Base as of the end of a calendar quarter, then a holder of Series A Preferred Units shall have the right, but not the obligation, to require the Partnership to redeem up to the amount of the Series A Preferred Units necessary for the outstanding Series A Preferred Units to represent 15% of the Equity Base at a redemption price equal to the Redemption Amount of such Series A Preferred Units, in the form elected by the Partnership of either cash or Common Units (valued as provided below), or a combination thereof.  The Partnership shall honor optional redemption requests in priority of the order in which such requests are received, provided that the optional redemption requests of holders of the Series A Preferred Units shall be honored before any redemption requests of holders of any other Partnership Interests that rank junior to the Series A Preferred Units.

(iv)            Rights Cease upon a Redemption.  From and after the applicable redemption date, the Series A Preferred Units so redeemed shall no longer be outstanding and all rights hereunder, to distributions or otherwise, with respect to such Series A Preferred Units shall cease (except for rights with respect to books, records, accounting, reports and tax matters set forth in Article 9 and Article 10 of the Partnership Agreement, to the extent necessary for the redeeming holder of Series A Preferred Units to comply with any required tax or financial filings or reporting requirements).

(v)            Valuation of Common Units upon a Redemption.  The value of each Common Unit to be issued in connection with a redemption of Series A Preferred Units pursuant to this Section 2.F. shall be equal to the product of (a) 96% of the Volume-Weighted Average Price (VWAP) of the REIT Shares over the 30 trading days (the "30 day VWAP") prior to (but excluding) the date of redemption multiplied by (b) the Conversion Factor.  No fractional Common Units may be issued by the Partnership and, instead of any fractional interest in a Common Unit that would otherwise be deliverable upon a redemption, the Partnership shall pay to the holder of the Series A Preferred Units an amount in cash equal to the product of (x) such fractional interest and (y) the value of a Common Unit.

(vi)            Limitation on Equity Issuances upon Redemptions.  If, as a result of a redemption under Section 2.F.(i) or Section 2.F.(ii), a holder of Series A Preferred Units being redeemed for Common Units would own more than 15% of the outstanding REIT Shares (assuming all of the Common Units issued upon redemption of the Series A Preferred Units were immediately exchanged for REIT Shares in accordance with Section 8.6 of the Partnership Agreement ("As Exchanged REIT Shares")), then, in lieu of redeeming Series A Preferred Units for Common Units, the Partnership shall redeem for cash such number of Series A Preferred Units necessary to reduce the number of Common Units to be issued upon such redemption such that the holder does not own more than 15% of the As Exchanged REIT Shares as a result of such redemption.

(vii)            Redemption.  If the Partnership redeems any of the Series A Preferred Units for Common Units, then any such Common Units shall be immediately redeemable by the Contributor pursuant to Section 8.6 of the Partnership Agreement; provided, however, that with respect to any Series A Preferred Units that are redeemed by the Partnership for Common Units, (a) the Specified Redemption Date for any redemption pursuant to Section 8.6 of the Partnership Agreement shall mean the date on which the Partnership receives a Redemption Notice with respect to such Common Units and (b) Section 8.6.C of the Partnership Agreement shall not apply to any redemption of such Common Units.

(viii)            Registration Rights.  Notwithstanding Section 8.6 of the Partnership Agreement and the redemption rights set forth in Sections 2.F.(i), 2.F.(ii) and 2.F.(iii) hereof, (A) the Partnership may only issue Common Units, and the Company may only issue REIT Shares, as applicable, in connection with a redemption if (1) a registration statement relating to the REIT Shares for which such Common Units may be redeemed has been filed with the Securities and Exchange Commission in accordance with the Registration Rights Agreement, (2) such registration statement is effective at the time of issuance of such Common Units and (3) a Suspension Event (as defined in the Registration Rights Agreement) is not occurring and not reasonably likely to occur within 45 days of such redemption, otherwise the Partnership must redeem in the form of cash, and (B) if (1) a Black-out Period (as defined in the Registration Rights Agreement) is occurring and (2) the Partnership elects to redeem in the form of Common Units, then the issuance of Common Units shall be delayed until the expiration of the Black-out Period (and the value of the issued Common Units shall be based on the 30 day VWAP as of the date prior to (but excluding) the date of issuance).

(ix)            Notices.

(a)            Redemption Notice by the Partnership.  Notice of a redemption pursuant to Section 2.F.(i) will be mailed by the Partnership, postage prepaid, not less than 10 nor more than 15 days prior to the redemption date, addressed to the respective holders of the Series A Preferred Units to be redeemed at their respective addresses as they appear on the books of the Partnership. Each notice shall state: (i) the redemption date; (ii) the number of Series A Preferred Units to be redeemed; (iii) the form of redemption consideration per Series A Preferred Unit; (iv) the place or places where certificates representing such Series A Preferred Units are to be surrendered for payment of the redemption consideration; (v) the current Conversion Factor; and (vi) that distributions on the Series A Preferred Units to be redeemed will cease to accumulate on such redemption date.  If fewer than all the Series A Preferred Units are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of Series A Preferred Units to be redeemed from each such holder.  No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any of the Series A Preferred Units except as to a holder to whom notice was defective or not given.

(b)            Notice of Redemption by Election of the Majority-in-Interest on or after the 10th Anniversary.  Notice of a redemption pursuant to Section 2.F.(ii) by a holder of the Majority-in-Interest of the Series A Preferred Units shall be provided to the Partnership (with a copy to the General Partner) in the form of Redemption Notice attached hereto as Exhibit A via facsimile, hand delivery or other mail or messenger service and shall be completed within 30 business days of delivery to the Partnership of a Redemption Notice.

(c)            Notice of Holders of Exercise of Optional Redemption.  Notice of a redemption pursuant to Section 2.F.(iii) shall be provided to the Partnership (with a copy to the General Partner) in the form of Redemption Notice attached hereto as Exhibit B via facsimile, hand delivery or other mail or messenger service and shall be completed within 30 business days of delivery to the Partnership of a Redemption Notice.

G.            Voting Rights.  Except as provided in Section 2.B. and as required by applicable law, the Series A Preferred Units shall have no voting rights, except that no amendment of the Partnership Agreement shall be made that adversely affects the rights of the holders of Series A Preferred Units without the consent of a majority of such holders.
H.            Private Company Event Rights and Limitations.
(i)            In the event the Company engages in a going private or other transaction, the result of which is that the REIT Shares (or the common equity shares of any successor to the Company by merger or otherwise) are no longer traded on a National Securities Exchange (a "Private Company Event"), from and after the effective date of such Private Company Event (a) the Series A Preferred Units shall continue to be redeemable as provided for in Section 2.F., but solely for consideration in the form of cash, (b) the Partnership (or its successor) shall not issue any additional preferred Partnership Units that are on a parity with the Series A Preferred Units and (c) the Partnership (or its successor) shall not make any distributions of Capital Proceeds if its Net Worth immediately following such distribution would be less than the Minimum NW Amount.  Notwithstanding the foregoing, the Partnership at all times shall be permitted to make distributions necessary for the Company (or its successor, if applicable) to maintain its REIT status or avoid Federal excise tax.

(ii)            If, at the effective date of a Private Company Event, the Partnership (or its successor) does not meet the Minimum NW Amount then the Partnership (or its successor) shall redeem for cash consideration at least an amount of Series A Preferred Units as necessary to satisfy the Minimum NW Amount following such redemption at a redemption price equal to the Redemption Amount of such Series A Preferred Units.  Any such redemption will be made pro rata among the holders of Series A Preferred Units.

(iii)            The General Partner shall deliver to all holders of Series A Preferred Units notice of the anticipated effective date of a Private Company Event by the later of (A) 10 Business Days in advance of the effective date of the Private Company Event and (B) the date of first public disclosure by the Company of the Private Company Event, which notice shall include a reasonable summary of the terms of such Private Company Event.

(iv)            From and after a Private Company Event, the General Partner shall be required to deliver to the holder of the Series A Preferred Units, upon request, not more frequently than semi-annually, such reports, records and other evidence as may be necessary to prove that any reimbursement of the General Partner and/or its Affiliates pursuant to Section 7.4 of the Partnership Agreement is (a) consistent with what is customarily afforded in similar companies with similar investment structures and (b) limited to reasonable expenditures and only to the extent directly attributable to the Partnership.
I.            Transfer.  In addition to the restrictions set forth in Section 11.3 of the Partnership Agreement, a holder of the Series A Preferred Units may not transfer any of the

Series A Preferred Units without the consent of the General Partner, which consent may be withheld in the General Partner's sole discretion; provided, however, that a holder of the Series A Preferred Units shall have the right to transfer any of its Series A Preferred Units to its Affiliates without the consent of the General Partner.  Except at set forth herein, any attempt to effect a transfer of the Series A Preferred Units without the General Partner's consent shall be void ab initio.
J.            Preservation of Liquidity.  In the event that the Company (i) merges or otherwise consolidates with another public company or (ii) sells all or substantially all of its interests in the Partnership directly or indirectly to another public company, then the redemption rights available to the Series A Preferred Units to receive Common Units, convertible into REIT Shares and, ultimately, cash through the sale of REIT Shares, shall apply to the shares of such successor to the Company, and substantially the same registration rights set forth in the Registration Rights Agreement shall be provided with respect to the shares of such successor to the Company, and substantially all other rights available to the Series A Preferred Units, as set forth in this Amendment and the Partnership Agreement, shall otherwise be made available to the Series A Preferred Units by any such successor to the Company. Notwithstanding Section 2.G. above, holders of Series A Preferred Units shall not have the right to vote upon or approve any transaction that complies with this Section 2.J.
3.            Contracts with Affiliates.  Section 7.6.A. of the Partnership Agreement shall be superseded in its entirety by the following:
The Partnership may lend or contribute funds or other assets to its or the Company's Subsidiaries or other Persons in which it or the Company has an equity investment and such Persons may borrow funds from the Partnership, on terms and conditions established in the sole and absolute discretion of the General Partner; provided, however, that, except as may be required to enable to the Company to qualify as a REIT under the Code or avoid any excise tax, the Partnership may not lend or contribute such funds or other assets to the Company unless full cumulative distributions have been or contemporaneously are declared and paid or authorized, declared and a sum sufficient for the payment thereof set apart for such payment on the Series A Preferred Units for all past distribution periods and the then current distribution period in accordance with Section 2.C of this Amendment.  The foregoing authority shall not create any right or benefit in favor of any Subsidiary or any other Person.
4.            Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the General Partner hereby ratifies and confirms.  In the event of any inconsistency between the terms of this Amendment and the terms of the Partnership Agreement, the terms of this Amendment shall prevail.
5.            No sinking fund shall be established for the redemption of Series A Preferred Units.
6.            This Amendment shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to conflicts of law.

7.            This Amendment shall be binding upon and shall inure to the benefit of the parties hereto, their respective legal representatives, successors and assigns.
8.            This Amendment may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.  Reproductions (photographic, facsimile or otherwise) of this Amendment may be made and relied upon to the same extent as though such reproduction was an original.
9.            If any provision of this Amendment is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.
10.            The admission of the Contributor as an Additional Limited Partner of the Partnership shall become effective as of the date of this Amendment, which shall also be the date upon which the name of the Contributor is recorded on the books and records of the Partnership and Exhibit A to the Partnership Agreement is amended to reflect such admission.

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first set forth above.
GENERAL PARTNER:
Rouse GP, LLC, a Delaware limited liability company,
 as General Partner of Rouse Properties, LP

By:            /s/ Andrew Silberfein______________
       Name:  Andrew Silberfein
       Title:  CEO and President

 EXISTING LIMITED PARTNERS:
By: Rouse GP, LLC, a Delaware limited liability company,
 as Attorney-in-Fact for the Limited Partners

By:            /s/ Andrew Silberfein______________
       Name:  Andrew Silberfein
       Title:  CEO and President
[Signatures Continue on the Following Page]

 SERIES A PREFERRED UNIT HOLDER:
Plaza Camino Real, a California limited partnership
By: PCRGP, L.P., a Delaware limited partnership,
 its general partner
By:  Plaza Camino Real LLC, a Delaware limited liability company, its general partner
By:  Westfield America Limited Partnership, a Delaware limited partnership, its sole member
By:  Westfield U.S. Holdings, LLC, a Delaware limited liability company, its general partner

By:              /s/ Peter R. Schwartz
        Name: Peter R. Schwartz
         Title: Senior Executive Vice President
                  and Secretary

Exhibit A
Notice of Redemption by Election of the
 Majority-in-Interest on or after the 10th Anniversary
The undersigned holder of a Majority-in-Interest of the Series A Preferred Units hereby irrevocably requests Rouse Properties, LP, a Delaware limited partnership (the "Partnership"), to redeem all of the Series A Preferred Units outstanding on the date hereof in accordance with the terms of Section 2.F. (ii) of the First Amendment to the Amended and Restated Agreement of Limited Partnership of the Partnership, as amended from time to time in accordance with its terms (the "Amendment"); and the undersigned irrevocably (i) surrenders all of its Series A Preferred Units and all right, title and interest therein, (ii) pursuant to the term of the Amendment, causes the surrender of all of the other Series A Preferred Units outstanding on the date of this notice, and (iii) directs that the consideration redemption proceeds be delivered in accordance with this Notice be delivered in the name(s) and at the address(es) specified below.  Capitalized terms used herein and not defined shall have the meanings given to them in the Amendment.
The undersigned hereby represents, warrants, and certifies that the undersigned (a) has good and unencumbered title to the Series A Preferred Units its is surrendering pursuant to this Notice, free and clear of the rights or interests of any other person or entity, (b) has the full right, power, and authority to surrender the Series A Preferred Units that are the subject of this Notice, (c) owns a Majority-in-Interest of the Series A Preferred Units outstanding on the date of this notice, and (d) has obtained the consent or approval of all persons or entities, if any, having the right to consent or approve such surrender.

Name:
Address:
Number of Series A Preferred Units tendered:   ____________________

Exhibit B
Series A Preferred Unit Holders
 Redemption Notice
The undersigned holder of Series A Preferred Units hereby irrevocably requests Rouse Properties, LP, a Delaware limited partnership (the "Partnership"), to redeem the Series A Preferred Units listed below in accordance with the terms of Section 2.F. (iii) of the First Amendment to the Amended and Restated Agreement of Limited Partnership of the Partnership, as amended from time to time in accordance with its terms; and the undersigned irrevocably (i) surrenders such Series A Preferred Units and all right, title and interest therein and (ii) directs that the consideration redemption proceeds be delivered in accordance with this Notice be delivered in the name(s) and at the address(es) specified below.  Capitalized terms used herein and not defined shall have the meanings given to them in the Amendment.
The undersigned hereby represents, warrants, and certifies that the undersigned (a) has good and unencumbered title to the Series A Preferred Units that are the subject of this Notice, free and clear of the rights or interests of any other person or entity, (b) has the full right, power, and authority to surrender the Series A Preferred Units that are the subject of this Notice and (c) has obtained the consent or approval of all persons or entities, if any, having the right to consent or approve such surrender.

Name:
Address:
Number of Series A Preferred Units tendered:   ____________________